GUARANTY

     GUARANTY, dated August 29, 1997, by RT Industries, Inc., a Delaware corporation ("Guarantor"), to John W. Kohut and Linda S. Ram, owners by the entirety, residing in the State of New York at 45 East 89th Street, Apartment 21B, New York, New York 10128 ("Payee").

                               W I T N E S E T H:

     WHEREAS, concurrently with the delivery of this Guaranty, the wholly-owned subsidiary of Guarantor, Quality Automotive Company (formerly known as QUAC Acquisition Corp. ("NewCo"), has executed and delivered to Payee a promissory note (the "Note") in the principal amount of $1,802,158.27, in partial consideration for the merger of Quality Automotive Company, of which Payee was a stockholder, with and into NewCo pursuant to the terms of a merger agreement dated June 6, 1997 (the "Merger Agreement"); and

     WHEREAS, in order to induce the Payee to enter into, and in order to consummate, the Merger Agreement, Guarantor has agreed to guarantee the payment of the Note pursuant to the terms hereinafter set forth.

     NOW THEREFORE, in consideration of the foregoing Recitals and other good and valuable consideration paid to Payee, the receipt and sufficiency of which is hereby acknowledged, the Guarantor agrees as follows:

     1. Guarantor does hereby guaranty to Payee the due and punctual payment of all principal, interest and other sums due under the Note and performance of all of the NewCo's obligations evidenced by the Note and all extensions, renewals or refinancings thereof, whenever due and payable (collectively, the "Obligations"). This is a Guaranty of payment and not of collection, and the Guarantor expressly waives any rights to require that any action be brought against the NewCo or to require that resort be had to any security.

     2. This Guaranty is a continuing, absolute and unconditional guaranty and shall remain in full force and effect until indefeasible payment in full of the Obligations guaranteed hereunder and, except as otherwise provided herein, may be proceeded upon immediately after failure by NewCo to pay the Obligations under the Note. Guarantor hereby consents to and waives notice of the following, none of which shall affect, change or discharge the liability of Guarantor hereunder: (a) any change in the terms of any agreement between NewCo and Payee; and (b) the acceptance, alteration, release or substitution by




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Payee of any security for the Obligations, whether provided by Guarantor or any other person. The Guarantor shall remain liable hereunder notwithstanding the NewCo's bankruptcy or any other occurrence, condition, circumstance or operation of law that would prevent or prohibit the NewCo from meeting its obligations under the Note.

     3. Guarantor has not and will not set up or claim any defense, counterclaim, set-off or other objection of any kind to the suit, action or proceeding at law, in equity, or otherwise, or to any demand or claim that may be instituted or made under and by virtue of the Guaranty, other than any defense, counterclaim, set-off or other objection which would be available to NewCo against Payee. All remedies of Payee by reason of or under the Guaranty are separate and cumulative remedies, and it is agreed that no one of such remedies shall be deemed in exclusion of any other remedies available to Payee.

     4. This Guaranty may not be changed or terminated orally. No modification or waiver of any provision of the Guaranty shall be effective unless such modification or waiver shall be in writing and signed by Payee, and the same shall then be effective only for the period and on the conditions and for the specific instances and purposes specified in such writing. No course of dealing between Guarantor and Payee in exercising any rights or remedies hereunder shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder. This Guaranty expresses the complete, final and entire understanding of the parties as to subject matter hereof.

     5. This Guaranty shall be construed in accordance with, and governed by, the laws of the Commonwealth of Virginia.

     6. This Guaranty shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

     7. The Guarantor shall pay any and all expenses incurred by the Payee in enforcement of the Guaranty, including reasonable attorney's fees, accrued interest and other sums due and payable under the Note and hereunder.

     8. The Guarantor's obligations hereunder are secured pursuant to the terms of a certain Stock Pledge and Security Agreement dated the date hereof among Guarantor, as Pledgor, the Payee and certain other persons, as Pledgees, and certain others.

     9. The Guarantor hereby waives presentment, demand, protest, notice of nonpayment and notice of dishonor except that any notice required to be given to NewCo under the Note shall be



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given to Guarantor in writing and deemed delivered as of the date delivered, if delivered personally, or one (1) business day after having been deposited with a courier, if sent by overnight courier, or after being sent by telecopy, if sent by telecopy (receipt confirmed), or three (3) business days after having been mailed, if mailed by registered or certified mail, postage prepaid, return receipt requested, sent as follows:

                                 RT Industries, Inc.
                                 d/b/a US Automotive Manufacturing, Inc.
                                 Attention:  President
                                 Route 627, Airport Drive
                                 P.O. Box 1426
                                 Tappahannock, VA  22560

                                 Telefax: 804-443-5611

                                     - and -

          each of the outside directors (and their duly appointed successors), as follows:

         Mandel Sherman                                David Love
         c/o Elmgrove Associates II, L.P.              68 Hammond Pond Parkway
         210 Dartmouth                                 Chestnut Hill, MA  02167
         Pawtucket, RI  02860                          Telecopier: (617)738-1663
         Telecopier: (401)724-9707

     with a copy to:

                                 Frankfurt, Garbus, Klein & Selz
                                 488 Madison Avenue
                                 New York, New York  10022
                                 Attention:  Gary A. Schonwald, Esq.

                                 Telefax: 212-593-9175

     IN WITNESS WHEREOF, Guarantor has given and executed the Guaranty on the date first above written.


                                                 RT INDUSTRIES, INC.



                                                 By: /s/ John K. Kenney
                                                    ----------------------------
                                                    John K. Kenney, President



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